EXHIBIT 1

(TRANSLATION)
November 15, 2007
Condensed Statements of Financial Results
for the Six Months Ended September 30, 2007

Company Name:	NIS GROUP CO., LTD.
(URL: http://www.nisgroup.jp/)

Stock Exchange Listings:	Tokyo Stock Exchange, First Section (Code: 8571)
New York Stock Exchange (Trading Symbol: NIS)

Representative:	Kunihiko Sakioka
Chairman, Representative Director of the Board,
President and CEO

Inquiries:	Akihiro Nojiri
Senior Executive Director of the Board, Executive Officer and
Head of Strategy & Operations Control
Tel: 81-3-3348-2424

Scheduled Filing Date of Semi-Annual
Financial Report (“Hanki-Houkokusho”):	December 14, 2007

Application of GAAP:	Japanese GAAP

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007

(Note:	All amounts in these financial statements are rounded down to the nearest million yen, and percentages represent the rates of changes from the respective figures for the corresponding period of the previous fiscal year.)
1.	Consolidated Financial Results for the Six Months Ended September 30, 2007

(1)	Consolidated Operating Results

	Six Months Ended September 30,				Year Ended March 31,
	2007		2006		2007
	Amount	Percentage	Amount	Percentage	Amount

	(In millions except percentages)
Operating revenues	¥51,686	36.5%	¥37,862	33.4%	¥88,152
Operating income	1,853	(70.8)	6,351	21.3	10,435
Ordinary income	1,146	(81.6)	6,216	19.1	9,323
Net (losses) income	(1,959)	-	(452)	-	8

	Six Months Ended September 30,				Year Ended March 31,
	2007		2006		2007

	(In yen)
Net (losses) income per share:
Basic	¥(13.84)		¥(0.16)		¥0.00
Diluted	-		-		0.00

Notes:	1.	Net losses on affiliates accounted for under the equity method were ¥60 million for the six months ended September 30, 2007, ¥5 million for the six months ended September 30, 2006, and ¥7 million for the year ended March 31, 2007.
	2.	Diluted net income per share for the six months ended September 30, 2006 and 2007 is not presented because of net losses.
	3.	On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. For figures retroactively adjusted for dilution caused by the reverse stock split, see “Retroactive Adjustments of Per Share Data” on page 5.
(2)	Consolidated Financial Position

	September 30,		March 31,
	2007	2006	2007

	(In millions except percentages and per share data)
Total assets	¥388,827	¥402,195	¥403,880
Net assets	79,961	85,548	86,747
Net worth ratio (%)	19.3%	20.4%	20.5%
Net assets per share (in yen)	536.26	28.81	29.01

Notes:	1.	Net worth (defined as the aggregate of “Total Shareholders’ Equity” and “Total Valuation and Translation Adjustments”) was ¥74,880 million as of September 30, 2007, ¥82,048 million as of September 30, 2006 and ¥82,664 million as of March 31, 2007.
	2.	On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. For figures retroactively adjusted for dilution caused by the reverse stock split, see “Retroactive Adjustments of Per Share Data” on page 5.
(3)	Consolidated Cash Flows

	Six Months Ended September 30,		Year Ended March 31,
	2007	2006	2007

	(In millions)
Net cash provided by (used in) operating activities	¥24,154	¥(47,424)	¥(67,357)
Net cash provided by (used in) investing activities	889	(3,234)	(8,547)
Net cash (used in) provided by financing activities	(20,001)	51,099	79,728
Cash and cash equivalents at end of period	32,728	23,530	27,625

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
2.	Dividends

	Year Ended/ Ending March 31,
	2007	2008

Dividend per share:	(In yen)
Half-year dividend	¥0.16	¥-
Year-end dividend	-	(Note 2)

Full-year dividend	¥0.16	(Note 2)

Notes:	1.	For figures retroactively adjusted for dilution caused by the reverse stock split, see “Retroactive Adjustments of Per Share Data” on page 5.
	2.	The Group is currently preparing and implementing a series of management reform programs in order to respond to the recent changes in the business environment; therefore the forecasts of full-year dividends for the fiscal year ending March 31, 2008 may fluctuate accordingly. The Group will announce the forecasts of full-year dividends as soon as they are fixed.
3.	Consolidated Financial Forecasts for the Fiscal Year Ending March 31, 2008

The Group is currently preparing and implementing a series of management reform programs in order to respond to the recent changes in the business environment; therefore the financial forecasts for the fiscal year ending March 31, 2008 may fluctuate accordingly. The Group will announce the financial forecasts as soon as they are fixed.
4.	Other

(1)	Changes in Significant Subsidiaries during the Six Months Ended September 30, 2007 (changes in scope of consolidation of specified subsidiaries): None

(2)	Changes in Accounting Principles and Procedures, Presentation and Other Items Relating to the Preparation of Consolidated Financial Statements (described in “Changes in Significant Items Relating to the Preparation of Consolidated Financial Statements”)

Changes in accordance with amendment of accounting standards: Yes Other changes: Yes

Note: See “Changes in Significant Items Relating to the Preparation of Consolidated Financial Statements” on page 25 for details.

(3)	Number of Issued Shares of Common Stock

	September 30,		March 31,
	2007	2006	2007

	(Shares)
Number of issued shares	145,894,350	2,917,887,012	2,917,887,012
Of which treasury stock	6,259,750	70,227,437	68,348,971

Note: For the number of shares used as the basis for the calculation of consolidated net income per share, see “Per Share Data” on page 28.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
(Reference)  Summary of Non-consolidated Financial Results
1.	Non-consolidated Financial Results for the Six Months Ended September 30, 2007

(1)	Non-consolidated Operating Results

	Six Months Ended September 30,				Year Ended March 31,
	2007		2006		2007
	Amount	Percentage	Amount	Percentage	Amount

	(In millions except percentages)
Operating revenues	¥16,332	(11.8)%	¥18,509	15.3%	¥36,622
Operating (losses) income	(5,774)	-	2,247	(30.5)	1,896
Ordinary (losses) income	(3,785)	-	3,039	(14.3)	4,947
Net (losses) income	(5,855)	-	(1,541)	-	64

	Six Months Ended September 30,				Year Ended March 31,
	2007		2006		2007

	(In yen)
Net (losses) income per share:
Basic	¥(41.35)		¥(0.55)		¥0.02
Diluted	-		-		0.02

Notes:	1.	Diluted net income per share for the six months ended September 30, 2006 and 2007 is not presented because of net losses.
	2.	On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. For figures retroactively adjusted for dilution caused by the reverse stock split, see “Retroactive Adjustments of Per Share Data” on page 5.
(2)	Non-consolidated Financial Position

	September 30,		March 31,
	2007	2006	2007

	(In millions except percentages and per share data)
Total assets	¥314,059	¥329,847	¥327,891
Net assets	67,246	76,667	78,820
Net worth ratio (%)	21.4%	23.2%	24.0%
Net assets per share (in yen)	481.59	26.92	27.66

Notes:	1.	Net worth (defined as the aggregate of “Total Shareholders’ Equity” and “Total Valuation and Translation Adjustments”) was ¥67,246 million as of September 30, 2007, ¥76,667 million as of September 30, 2006 and ¥78,820 million as of March 31, 2007.
	2.	On August 31, 2007, NIS Group Co., Ltd. completed a 1-for-20 reverse stock split. For figures retroactively adjusted for dilution caused by the reverse stock split, see “Retroactive Adjustments of Per Share Data” on page 5.
(Special Note Regarding Forward-looking Statements)
Forward-looking statements in this document reflect our judgment based on the information available at this time. Various factors could cause actual results to differ materially from any of these forward-looking statements. For an explanation of certain factors affecting these forward-looking statements and other related considerations, see “1. BUSINESS PERFORMANCE – 1) Analysis of Business Performance” on page 6 and “1. BUSINESS PERFORMANCE – 4) Business Risk Factors” on page 10.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
Retroactive Adjustments of Per Share Data
Following is a summary of per share data with retroactive adjustments for the six months ended September 30, 2005, 2006 and 2007:
(1)	Before retroactive adjustments

	Consolidated			Non-consolidated
	Six Months Ended September 30,			Six Months Ended September 30,
Per share data	2005	2006	2007	2005	2006	2007

	(In yen)
Net income per share:
Basic	¥7.96	¥(0.16)	¥(13.84)	¥6.88	¥(0.55)	¥(41.35)
Diluted	7.35	-	-	6.38	-	-
Net assets per share	105.57	28.81	536.26	101.65	26.92	481.59
Half-year dividend per share	2.00	0.16	-	2.00	0.16	-

	Consolidated			Non-consolidated
	September 30,			September 30,
	2005	2006	2007	2005	2006	2007

	(Shares)
Number of shares outstanding at end of period	639,312,080	2,847,659,575	139,634,600	639,312,080	2,847,659,575	139,634,600

If the per share data figures for the six months ended September 30, 2007 presented in the Condensed Statements of Financial Results are set to 100, figures retroactively adjusted for dilution caused by stock splits and the reverse stock split are as follows:
(2)	After retroactive adjustments

	Consolidated			Non-consolidated
	Six Months Ended September 30,			Six Months Ended September 30,
Per share data	2005	2006	2007	2005	2006	2007

	(In yen)
Net income per share:
Basic	¥39.80	¥(3.20)	¥(13.84)	¥34.40	¥(11.00)	¥(41.35)
Diluted	36.75	-	-	31.90	-	-
Net assets per share	527.85	576.20	536.26	508.25	538.40	481.59
Half-year dividend per share	10.00	3.20	-	10.00	3.20	-

	Consolidated			Non-consolidated
	September 30,			September 30,
	2005	2006	2007	2005	2006	2007

	(Shares)
Number of shares outstanding at end of period	127,862,416	142,382,978	139,634,600	127,862,416	142,382,978	139,634,600

Notes:	1.	Stock splits and the reverse stock split carried out during the above-mentioned periods are as follows:

Date of stock splits	Ratio of stock splits	Date of reverse stock split	Ratio of reverse stock split

November 18, 2005	2-for-1	August 31, 2007	1-for-20
April 1, 2006	2-for-1

2.	Net income per share is calculated by assuming that all stock splits and the reverse stock split occurred at the beginning of their respective periods.
3.	Accounting Standards Board Statement (“ASB Statement”) No.2, “Accounting Standard Concerning Net Income Per Share,” and Accounting Standards Board Guidance (“ASB Guidance”) No.4, “Guidance for Accounting Standard Concerning Net Income Per Share” issued by the Accounting Standards Board of Japan (the “ASBJ”) on September 25, 2002, were adopted to calculate figures retroactively adjusted for dilution.
4.	Diluted net income per share for the six months ended September 30, 2006 and 2007 is not presented because of net losses.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
1.	BUSINESS PERFORMANCE

1)	Analysis of Business Performance

For the six months ended September 30, 2007, the Japanese economy continued to make a modest recovery, backed by the favorable corporate profitability accompanied by an increase in capital investments, mainly among major companies, as well as a recovery in private consumption.

NIS Group Co., Ltd. (the “Company”) and its consolidated subsidiaries (hereinafter collectively referred to as the “Group”) attempted to accumulate high-quality operating assets and promote efficiency in order to enhance our basis for growth in accordance with our mid-term business strategy announced on May 8, 2007. The Group further restructured its loan portfolio in the loan business, the primary business of its integrated financial services, while intensively allocating consolidated managerial resources to growing businesses such as the servicing business, the real estate business, and the China-related businesses. In addition, the Group also promoted the establishment of a business platform and system to further reinforce sales in the investment banking business.

With regard to the financial results for the six months ended September 30, 2007, total operating revenues were ¥51,686 million, an increase of ¥13,824 million, or 36.5%, compared with the corresponding period of the previous fiscal year. This is attributable to an increase in revenue from sales of real estate in the real estate business, despite a decrease in interest income in the loan business due to a decrease in the balance of loans receivable.

Operating income for the six months ended September 30, 2007 was ¥1,853 million, a decrease of ¥4,498 million, or 70.8%, compared with the corresponding period of the previous fiscal year. This is attributable to an increase in operating expenses such as costs of sales of real estate reflecting an increase in operating revenues, and an increase in selling, general and administrative expenses due to an additional provision for excess interest repayments-related losses of ¥7,577 million in the loan business, taking into account the recent status on occurrence of excess interest repayments. Consequently, ordinary income for the six months ended September 30, 2007 was ¥1,146 million, a decrease of ¥5,069 million, or 81.6%, compared with the corresponding period of the previous fiscal year. This is attributable to an increase of ¥415 million, or 116.2%, in interest expenses to ¥773 million, due to an expansion of the servicing business.

Net losses for the six months ended September 30, 2007 were ¥1,959 million, due to impairment of investment securities of ¥752 million caused by a decline in the prices of investment securities and impairment of investment in affiliates of ¥638 million, both of which were special losses, in addition to a reversal of a portion of deferred tax assets of ¥1,596 million, following careful assessment of their realizability taking into consideration the recent changes in the business environment.
A.	Operating Results by Business Segment
I.	Integrated Financial Services

In the loan business, the Company and Aprek Co., Ltd., a consolidated subsidiary listed on the JASDAQ Securities Exchange (Code: 8489), engage in secured and unsecured lending to small and medium-sized enterprises (“SMEs”) in Japan. Based on the mid-term business strategy, the Company attempted to accumulate high-quality operating assets through tightening credit screening standards for unsecured lending and strengthening its credit management system, as well as improved the efficiency of its sales structure through integration of its loan offices, while focused on secured lending (real estate finance).

In the leasing business, Nissin Leasing (China) Co., Ltd., a consolidated subsidiary, promotes financial services in the People’s Republic of China, centering on direct finance leases for Chinese companies. Also, NIS Lease Co., Ltd., a consolidated subsidiary, promotes financial services such as leases and installment loans in Japan.

In addition, the Group promotes the credit guarantee business, and the investment banking business in the securities business, including advising on initial public offerings as well as providing proposals and offers for funding techniques to listed venture companies and SMEs.

As a result of these efforts, operating assets for integrated financial services as of September 30, 2007 were ¥198,681 million, a decrease of ¥30,494 million, or 13.3%, compared with the end of the previous fiscal year, due to a decrease of ¥35,385 million, or 16.6%, in notes and loans receivable to ¥178,127 million, caused by tightening of credit screening standards. Operating revenues for the six months ended September 30, 2007 were ¥20,912 million, a decrease of ¥2,138 million, or 9.3%, and operating income decreased by ¥7,667 million, or 378.4%, to ¥5,641 million of operating losses, due to an additional provision for excess interest repayments-related losses of ¥7,577 million, compared with the corresponding period of the previous fiscal year, respectively.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
II.	Servicing Business

Nissin Servicer Co., Ltd., a consolidated subsidiary listed on the Mothers market of the Tokyo Stock Exchange (Code: 8426), promotes the acquisition of specific money claims through a proactive approach to financial institutions, efficient collection activities which take into consideration the customers’ revitalization efforts and profitability, and enhancement of real estate-related revitalization businesses.

As a result of these efforts, the total balance of purchased loans receivable and real estate for sale in the servicing business as of September 30, 2007 was ¥54,424 million, an increase of ¥3,419 million, or 6.7%, compared with the end of the previous fiscal year. Operating revenues from the servicing business for the six months ended September 30, 2007 were ¥10,924 million, a decrease of ¥1,115 million, or 9.3%, and operating income was ¥5,069 million, an increase of ¥1,817 million, or 55.9%, compared with the corresponding period of the previous fiscal year, respectively.

III.	Real Estate Business

The Group, primarily through NIS Property Co., Ltd., a consolidated subsidiary, attempted to improve the value of assets held as well as investment efficiency.

As a result of these efforts, the total balance of real estate for sale and real estate under construction for sale in the real estate business as of September 30, 2007 was ¥28,350 million, an increase of ¥1,752 million, or 6.6%, compared with the end of the previous fiscal year. Operating revenues from the real estate business for the six months ended September 30, 2007 were ¥19,018 million, an increase of ¥16,356 million, or 614.4%, and operating income was ¥3,795 million, an increase of ¥3,361 million, or 774.9%, compared to the corresponding period of the previous fiscal year, respectively.

IV.	Other Businesses

The Group engages in other businesses, including SME support services. Operating revenues from other businesses for the six months ended September 30, 2007 were ¥830 million, and operating losses were ¥114 million, respectively.
See “6. OTHER – 1) Operating Revenues by Business Segment” on page 39 and “6. OTHER – 2) Operating Assets by Business Segment” on page 40 for details of business segments.

B.	Forecasts for the Fiscal Year Ending March 31, 2008

The Group is currently preparing and implementing a series of management reform programs in order to respond to the recent changes in the business environment; therefore the financial forecasts for the fiscal year ending March 31, 2008 may fluctuate accordingly. The Group will announce the financial forecasts as soon as they are fixed.
2)	Consolidated Financial Position
I.	Assets, Liabilities and Net assets

As of September 30, 2007, total assets were ¥388,827 million, a decrease of ¥15,052 million, or 3.7%, net assets were ¥79,961 million, a decrease of ¥6,786 million, or 7.8%, and net worth ratio was 19.3%, a decrease of 1.2 points, compared with the end of the previous fiscal year, respectively. Net worth is defined as the aggregate of “Total Shareholders’ Equity” and “Total Valuation and Translation Adjustments” as set forth on our consolidated balance sheets.

(Assets)
As of September 30, 2007, total assets were ¥388,827 million, a decrease of ¥15,052 million, or 3.7%, compared with the end of the previous fiscal year. This is mainly attributable to a decrease of ¥35,385 million, or 16.6%, in notes and loans receivable to ¥178,127 million, despite an increase of ¥4,611 million, or 56.3%, in installment loans, net of unearned revenue from installment loans, to ¥12,797 million, and an increase of ¥3,280 million, or 10.4%, in purchased loans receivable to ¥34,846 million, as well as an increase of ¥5,501 million, or 19.4%, in cash and deposits to ¥33,822 million, compared with the end of the previous fiscal year, respectively, due to an expansion of growing businesses such as the leasing business in the People’s Republic of China and the servicing business.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
(Liabilities)
As of September 30, 2007, total liabilities were ¥308,865 million, a decrease of ¥8,266 million, or 2.6%, compared with the end of the previous fiscal year. This is mainly attributable to a decrease of ¥24,439 million, or 8.3%, in the total interest-bearing debt to ¥269,574 million, despite an increase of ¥4,300 million, or 86.8%, in reserve for losses on excess interest repayments to ¥9,252 million, compared with the end of the previous fiscal year, respectively.
(Net Assets)
As of September 30, 2007, net assets were ¥79,961 million, a decrease of ¥6,786 million, or 7.8%, compared with the end of the previous fiscal year. This is attributable to net losses of ¥1,959 million, in addition to unrealized losses on investment securities of ¥3,835 million, a decrease of ¥4,137 million, and an increase of ¥2,321 million in treasury stock to ¥3,886 million, compared with the end of the previous fiscal year, respectively.
II.	Cash Flows

As of September 30, 2007, cash and cash equivalents (“Cash”) were ¥32,728 million, an increase of ¥9,197 million, compared with the end of the corresponding period of the previous fiscal year. Overviews of cash flows are as follows:

(Cash Flows from Operating Activities)
Net Cash provided by operating activities for the six months ended September 30, 2007 was ¥24,154 million, compared to ¥47,424 million used for the corresponding period of the previous fiscal year. Cash provided during the six months ended September 30, 2007 mainly comprised ¥27,736 million provided by net collection of notes and loans receivable, compared to ¥30,214 million used in net origination for the corresponding period of the previous fiscal year, while losses before income taxes and minority interest were ¥278 million, compared to ¥526 million of income before income taxes and minority interest for the corresponding period of the previous fiscal year.
(Cash Flows from Investing Activities)
Net Cash provided by investing activities for the six months ended September 30, 2007 was ¥889 million, compared to ¥3,234 million used for the corresponding period of the previous fiscal year. Cash provided during the six months ended September 30, 2007 mainly comprised ¥2,048 million provided by redemption of investment securities, compared to ¥1,225 million provided for the corresponding period of the previous fiscal year.
(Cash Flows from Financing Activities)
Net Cash used in financing activities for the six months ended September 30, 2007 was ¥20,001 million, compared to ¥51,099 million provided for the corresponding period of the previous fiscal year. Cash used during the six months ended September 30, 2007 mainly comprised ¥24,919 million used in net repayments of interesting-bearing debt, compared to ¥45,166 million provided by net proceeds for the corresponding period of the previous fiscal year.
(Reference) Trends in Cash Flow-Related Indices

	September 30,			March 31,
	2005	2006	2007	2006	2007

Net worth ratio (%)	27.0	20.4	19.3	22.8	20.5
Net worth ratio (on market value base, %)	77.3	52.4	15.0	100.5	49.4
Maturity of borrowings (years)	13.2	41.8	12.3	33.7	16.2
Interest coverage ratio (X)	4.9	1.9	3.7	2.7	4.3

▪	Net worth ratio: net worth / total assets
▪	Net worth ratio (on market value basis): total market value (at period-end market price) / total assets
▪	Maturity of borrowings: interest-bearing debt / operating cash flows (in case of half-year period, operating cash flow × 2)
▪	Interest coverage ratio: operating cash flows / interest payments

Notes:	1.	Ratios presented above are derived from our consolidated financial statements.
	2.	Operating cash flows are cash flows from operating activities presented in our consolidated statements of cash flows excluding inflows and outflows from loan originations and other.
	3.	Interest-bearing debt is total borrowings with interest presented on our consolidated balance sheets. The interest payments are amount of interest paid presented in our consolidated statements of cash flows.
	4.	Net worth is defined as the aggregate of “Total Shareholders’ Equity” and “Total Valuation and Translation Adjustments” as set forth on our consolidated balance sheets.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
3)	Basic Policies Concerning Distribution of Earnings and Dividends

The Company has focused on returns to shareholders as a top-priority issue. As our dividend policy, we strive to maintain stable dividend payments at a target dividend payout ratio of 30%, on a consolidated earnings basis, taking into consideration economic and financial circumstances, industry trends, and our consolidated financial position and business performance.

With regard to the use of retained earnings, we utilize this reserve to establish new business models and make strategic investments for further growth in order to contribute to improved corporate value.

Based on the abovementioned policy, the Group decided to make no half-year dividend for the fiscal year ending March 31, 2008. Full-year dividends for the fiscal year ending March 31, 2008 will be announced along with the financial forecasts for the year ending March 31, 2008.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
4)	Business Risk Factors

Certain risks that affect our business results, stock price and financial position are discussed below.

In addition, these materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections as of the date of filing of this earnings release (“kessan tanshin”) in Japan. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information.

Our business results and these forward-looking statements are subject to various risks and uncertainties. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results or other information expressed in or underlying these forward-looking statements will turn out to be correct.
1.	Risks related to the Business Environment
(a)	Weak economic conditions

(b)	Intensified customer acquisition competition by entry of major financial institutions and IT companies

(c)	Misconduct by an employee or director or negative publicity for our industry
2.	Risks related to Laws and Regulations
(a)	Regulations under Japanese law
i)	Regulations concerning the loan business
•	Regulations concerning interest rates

•	Regulations concerning excessive lending

•	Regulations concerning loan operations
ii)	The Special Measures Law concerning the Claims Servicing Business

iii)	Installment Sales Law

iv)	Financial Instruments and Exchange Law

v)	Other related regulations
(b)	Regulations under U.S. law
3.	Business Risks
(a)	Funding and market interest rates

(b)	Claims for excess interest repayments

(c)	Reliability of our information or technological systems and networks

(d)	Influence on important decisions by the Representative Director of the Board and his family

(e)	Risks in our operating assets portfolio

(f)	Condition and liquidity in stock markets

(g)	Ability to pursue and maintain successful strategic alliances and joint ventures

(h)	Economic trends and liquidity in real estate markets

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
2.	CORPORATE GROUP
The NIS Group corporate group, comprised of NIS Group Co., Ltd and its 65 subsidiaries and 12 affiliates, provides integrated financial services as its core business. Information about the members of the Group is given below:

Business Segment	Business Category	Company Name	Business Description

Integrated Financial Services	SME loan business	Aprek Co., Ltd., a consolidated subsidiary	Provider of unsecured and secured loans

	Consumer loan business	NIS Group Co., Ltd.	Provider of unsecured and secured loans, and real estate finance

	Credit guarantee business		Credit guarantees in connection with unsecured and secured loans to business owners and consumers

		NIS Lease Co., Ltd., a consolidated subsidiary	Accounts receivable guarantees, and credit guarantees in connection with real estate rentals
	Leasing business		Provider of leases, installment loans and rentals in Japan

		Nissin Leasing (China) Co., Ltd., a consolidated subsidiary Another consolidated subsidiary	Provider of leases, installment loans and rentals in the People’s Republic of China

	Securities business	NIS Securities Co., Ltd., a consolidated subsidiary 3 other consolidated subsidiaries and an affiliate accounted for under the equity method	Investment banking

Servicing Business	Servicing business (Loan servicing)	Nissin Servicer Co., Ltd., a consolidated subsidiary	Acquisition, collection and collection services of specific money claims

		J One Investment Co., Ltd., a consolidated subsidiary 24 other consolidated subsidiaries and 8 affiliates accounted for under the equity method	Acquisition and joint acquisition of specific money claims, etc.

Real Estate Business	Real estate business	NIS Property Co., Ltd., a consolidated subsidiary 18 other consolidated subsidiaries and an affiliate accounted for under the equity method	Real estate transactions, real estate development and asset management

Other Businesses	Other businesses	Araigumi Co., Ltd., an affiliate accounted for under the equity method 12 consolidated subsidiaries and another affiliate accounted for under the equity method	Construction business, SME support services and other businesses

Notes:	1.	Nissin Servicer Co., Ltd. is listed on the Mothers market of the Tokyo Stock Exchange. Aprek Co., Ltd. is listed on the JASDAQ Securities Exchange. Araigumi Co., Ltd. is listed on the Tokyo Stock Exchange, First Section and the Osaka Securities Exchange, First Section.
	2.	In the above table, Nissin Servicer Co., Ltd. and Nissin Leasing (China) Co., Ltd. are specified subsidiaries.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
Our business flow chart is shown below:

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
3.	MANAGEMENT POLICIES

1)	Basic Management Policies

With “innovation,” “familiarity” and “trust” as corporate mottos, the management principle of the Group is to contribute to the formulation of an affluent society through honest sales activities and management integrity in a fair competitive market, based on a spirit of respect for human dignity. In addition, the Group’s basic policy is to grow and develop together with all of its shareholders by flexibly and rapidly responding to changes in its business environment, as well as anticipating various needs of mid-sized SMEs.

We place importance in the Group on the enhancement of our social significance in order to improve corporate and shareholder value. Based on this recognition, we aim to be a “Vision Support Company” that supports and achieves the vision of mid-sized SMEs through various services.

2)	Management Objectives

In order to maximize our corporate value, the Group focuses on achieving proper balance between net worth ratio and return on shareholder’s equity, or ROE.

3)	Medium to Long-term Management Strategy

Following the amendments to the Moneylending Business Law and substantial changes in the management environment, the Group has broken away from a business model centered on financing for domestic SMEs, and is seeking to achieve further growth and profit performance by further devoting management efforts to four business segments, namely, real estate-related businesses, China-related businesses, investment banking business and servicing business, in order to transform the Group into a comprehensive non-bank financial services provider that can respond to the various needs of mid-sized SMEs. In addition, the Group will work on improving its financial position and controlling risk and return through strengthening of its integrated risk management. The Group also aspires to be the most profitable non-bank financial services provider in Japan by improving its brand image and bolstering its approach to compliance in accordance with its status as a company listed on the New York Stock Exchange.

4)	Challenges for the Group

In order to accomplish above, the Group is undertaking the following: (1) further enhancement of the Group’s funding base; (2) organizational reinforcement through internal controls and personnel placement as well as human resource development by upgrading and expanding the in-house education program; (3) setting up a risk management system that cuts across the Group by establishing a Risk Management division (in April 2007) and improving the Group’s financial base and controlling risk and return by means of risk measurement; and (4) further strengthening the Group’s approach to compliance by (i) further improvements to the internal control system based upon the provisions of the Sarbanes-Oxley Act (“SOX,”) (ii) clarifying the responsibilities and authorities of both the management and supervisory roles with those of operational execution functions through the executive officer system, (iii) appointment of outside directors, and (iv) reinforcing the Group’s management surveillance capability by establishing a compliance committee.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
4.	CONSOLIDATED FINANCIAL STATEMENTS
1)	Consolidated Balance Sheets

	September 30,				March 31,
	2006		2007		2007
		Percentage of		Percentage of		Percentage of
	Amount	Total Assets	Amount	Total Assets	Amount	Total Assets

	(In millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥24,548		¥33,822		¥28,321
Notes and loans receivable	247,665		178,127		213,512
Purchased loans receivable	25,144		34,846		31,565
Real estate for sale in the servicing business	14,519		19,577		19,439
Real estate for sale and real estate under construction for sale in the real estate business	27,058		28,350		26,598
Other	21,923		50,968		39,624
Allowance for loan losses	(13,426)		(15,594)		(14,729)

Total Current Assets	347,434	86.4%	330,098	84.9%	344,332	85.3%

Fixed Assets:
Tangible fixed assets:
Assets held for leases	4,766		4,935		5,086
Land	825		1,958		1,919
Other	933		1,479		1,463

Total tangible fixed assets	6,524		8,373		8,469

Intangible fixed assets	2,380		2,244		2,390

Investments and other assets:
Investment securities	30,023		32,654		36,009
Other	21,349		22,870		20,026
Allowance for loan losses	(5,517)		(7,825)		(7,347)

Total investments and other assets	45,855		47,699		48,688

Total Fixed Assets	54,761	13.6	58,317	15.0	59,548	14.7

Deferred Assets	-	-	411	0.1	-	-

Total Assets	¥402,195	100.0%	¥388,827	100.0%	¥403,880	100.0%

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007

	September 30,				March 31,
	2006		2007		2007
		Percentage of		Percentage of		Percentage of
		Total Liabilities		Total Liabilities		Total Liabilities
	Amount	and Net Assets	Amount	and Net Assets	Amount	and Net Assets

	(In millions except percentages)
LIABILITIES:
Current Liabilities:
Accounts payable	¥1,246		¥582		¥771
Short-term borrowings	56,071		18,935		55,396
Current portion of long-term borrowings	69,209		75,820		83,192
Current portion of bonds	1,460		25,460		8,460
Commercial paper	30,000		27,000		27,100
Accrued income taxes	2,527		5,166		3,714
Accrued bonuses for employees	604		605		686
Accrued bonuses for directors	38		8		81
Reserve for guarantee losses	846		1,137		1,065
Other	7,688		12,238		10,784

Total Current Liabilities	169,693	42.2%	166,953	42.9%	191,251	47.4%

Long-term Liabilities:
Bonds	26,010		40,530		33,280
Long-term borrowings	82,472		61,078		59,628
Asset-backed securities	32,970		20,750		26,957
Obligation from the bond buy-back agreement	-		9,500		-
Accrued retirement benefits for directors	379		332		379
Reserve for losses on excess interest repayments	4,165		9,252		4,952
Other	887		399		615

Total Long-term Liabilities	146,885	36.5	141,844	36.5	125,812	31.1

Statutory Reserve:
Reserve for securities transactions	68		68		68

Total Statutory Reserve	68	0.0	68	0.0	68	0.0

Total Liabilities	316,647	78.7	308,865	79.4	317,132	78.5

NET ASSETS:
Shareholders’ Equity:
Common stock	16,289	4.0	16,289	4.2	16,289	4.0
Additional paid-in capital	20,024	5.0	20,180	5.2	20,081	5.0
Retained earnings	47,318	11.8	45,237	11.7	47,196	11.7
Treasury stock	(1,607)	(0.4)	(3,886)	(1.0)	(1,565)	(0.4)

Total Shareholders’ Equity	82,024	20.4	77,820	20.1	82,002	20.3

Valuation and Translation Adjustments:
Unrealized (losses) gains on investment securities	(104)	(0.0)	(3,835)	(1.0)	302	0.1
Deferred losses on hedging instruments	-	-	(0)	(0.0)	(0)	(0.0)
Foreign currency translation adjustments	128	0.0	895	0.2	360	0.1

Total Valuation and Translation Adjustments	24	0.0	(2,939)	(0.8)	662	0.2
Issuance of Stock Acquisition Rights	120	0.0	107	0.0	114	0.0
Minority Interest	3,379	0.9	4,973	1.3	3,968	1.0

Total Net Assets	85,548	21.3	79,961	20.6	86,747	21.5

Total Liabilities and Net Assets	¥402,195	100.0%	¥388,827	100.0%	¥403,880	100.0%

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
2)	Consolidated Statements of Operations

	Six Months Ended September 30,				Year Ended March 31,
	2006		2007		2007
		Percentage of		Percentage of		Percentage of
		Total Operating		Total Operating		Total Operating
	Amount	Revenues	Amount	Revenues	Amount	Revenues

	(In millions except percentages)
Operating Revenues	¥37,862	100.0%	¥51,686	100.0%	¥88,152	100.0%
Operating Expenses	12,890	34.0	24,208	46.8	36,861	41.8

Net Operating Revenues	24,972	66.0	27,477	53.2	51,290	58.2
Selling, General and Administrative Expenses	18,620	49.2	25,624	49.6	40,855	46.4

Operating Income	6,351	16.8	1,853	3.6	10,435	11.8

Other Income:
Interest income from securities	5		2		7
Interest and dividends received	103		102		123
Income from investment funds	421		42		507
Income from penalty charges	-		69		-
Other	39		29		88

Total Other Income	570	1.5	246	0.5	726	0.8

Other Expenses:
Interest expenses	357		773		901
Stock issuance-related costs	164		21		166
Bond issuance costs	12		-		89
Equity losses on affiliates accounted for under the equity method, net	5		60		7
Syndicated loan borrowing costs	14		-		-
Securitization facility costs	73		-		471
Other	76		98		202

Total Other Expenses	705	1.9	953	1.9	1,838	2.0

Ordinary Income	6,216	16.4	1,146	2.2	9,323	10.6

Special Gains:
Gains on sales of investment securities	1,244		34		1,246
Gains on sales of investment in affiliates	457		-		457
Other	62		6		291

Total Special Gains	1,763	4.7	41	0.1	1,994	2.2

Special Losses:
Losses on disposal of fixed assets	11		13		54
Impairment of investment securities	305		752		1,128
Impairment of investment in affiliates	-		638		-
Losses on change in equity interest, net	1		12		-
Adjustment to estimated excess interest repayment-related costs	7,077		-		7,077
Provision for loan losses	44		-		44
Other	13		50		259

Total Special Losses	7,453	19.7	1,466	2.8	8,563	9.7

Income (Losses) before Income Taxes and Minority Interest	526	1.4	(278)	(0.5)	2,754	3.1

Income Taxes:
Current	2,550		5,296		5,776
Deferred	(1,961)		(4,051)		(3,252)

Total Income Taxes	588	1.6	1,244	2.4	2,523	2.9

Minority Interest	390	1.0	436	0.9	221	0.2

Net (Losses) Income	¥(452)	(1.2)%	¥(1,959)	(3.8)%	¥8	0.0%

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
3)	Consolidated Statements of Changes in Net Assets

(April 1, 2006 ~ September 30, 2006)

	Shareholders’ Equity
					Total
		Additional			Shareholders’
	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Equity

	(In millions)
Balance as of March 31, 2006	¥11,848	¥15,519	¥49,040	¥(1,833)	¥74,576

Changes in items for the six months ended September 30, 2006:
Stock issuance	4,440	4,333	-	-	8,774
Cash dividends (Note)	-	-	(1,503)	-	(1,503)
Directors’ bonuses (Note)	-	-	(98)	-	(98)
Net losses	-	-	(452)	-	(452)
Purchases of treasury stock	-	-	-	(0)	(0)
Sales of treasury stock	-	170	-	225	396
Decrease in affiliates accounted for under the equity method	-	-	356	-	356
Increase in consolidated subsidiaries	-	-	(24)	-	(24)
Net changes in items other than shareholders’ equity	-	-	-	-	-

Total changes for the six months ended September 30, 2006	4,440	4,504	(1,721)	225	7,448

Balance as of September 30, 2006	¥16,289	¥20,024	¥47,318	¥(1,607)	¥82,024

	Valuation and Translation Adjustments
	Unrealized	Foreign	Total	Issuance of
	Gains (Losses)	Currency	Valuation and	Stock
	on Investment	Translation	Translation	Acquisition	Minority	Total Net
	Securities	Adjustments	Adjustments	Rights	Interest	Assets

	(In millions)
Balance as of March 31, 2006	¥5,097	¥150	¥5,248	¥-	¥2,407	¥82,232

Changes in items for the six months ended September 30, 2006:
Stock issuance	-	-	-	-	-	8,774
Cash dividends (Note)	-	-	-	-	-	(1,503)
Directors’ bonuses (Note)	-	-	-	-	-	(98)
Net losses	-	-	-	-	-	(452)
Purchases of treasury stock	-	-	-	-	-	(0)
Sales of treasury stock	-	-	-	-	-	396
Decrease in affiliates accounted for under the equity method	-	-	-	-	-	356
Increase in consolidated subsidiaries	-	-	-	-	-	(24)
Net changes in items other than shareholders’ equity	(5,201)	(22)	(5,224)	120	971	(4,132)

Total changes for the six months ended September 30, 2006	(5,201)	(22)	(5,224)	120	971	3,316

Balance as of September 30, 2006	¥(104)	¥128	¥24	¥120	¥3,379	¥85,548

Note: These are items of appropriation of earnings resolved at the Annual Shareholders’ Meeting held in June 2006.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
(April 1, 2007 ~ September 30, 2007)

	Shareholders’ Equity
					Total
		Additional			Shareholders’
	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Equity

	(In millions)
Balance as of March 31, 2007	¥16,289	¥20,081	¥47,196	¥(1,565)	¥82,002

Changes in items for the six months ended September 30, 2007:
Net losses	-	-	(1,959)	-	(1,959)
Purchases of treasury stock	-	-	-	(2,396)	(2,396)
Sales of treasury stock	-	98	-	74	173
Net changes in items other than shareholders’ equity	-	-	-	-	-

Total changes for the six months ended September 30, 2007	-	98	(1,959)	(2,321)	(4,182)

Balance as of September 30, 2007	¥16,289	¥20,180	¥45,237	¥(3,886)	¥77,820

	Valuation and Translation Adjustments
	Unrealized	Deferred	Foreign	Total	Issuance of
	Gains (Losses)	(Losses) Gains	Currency	Valuation and	Stock
	on Investment	on Hedging	Translation	Translation	Acquisition	Minority	Total Net
	Securities	Instruments	Adjustments	Adjustments	Rights	Interest	Assets

	(In millions)
Balance as of March 31, 2007	¥302	¥(0)	¥360	¥662	¥114	¥3,968	¥86,747

Changes in items for the six months ended September 30, 2007:
Net losses	-	-	-	-	-	-	(1,959)
Purchases of treasury stock	-	-	-	-	-	-	(2,396)
Sales of treasury stock	-	-	-	-	-	-	173
Net changes in items other than shareholders’ equity	(4,137)	0	535	(3,602)	(6)	1,004	(2,604)

Total changes for the six months ended September 30, 2007	(4,137)	0	535	(3,602)	(6)	1,004	(6,786)

Balance as of September 30, 2007	¥(3,835)	¥(0)	¥895	¥(2,939)	¥107	¥4,973	¥79,961

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
(April 1, 2006 ~ March 31, 2007)

	Shareholders’ Equity
					Total
		Additional			Shareholders’
	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Equity

	(In millions)
Balance as of March 31, 2006	¥11,848	¥15,519	¥49,040	¥(1,833)	¥74,576

Changes in items for the year ended March 31, 2007:
Stock issuance	4,440	4,333	-	-	8,774
Cash dividends (Note)	-	-	(1,503)	-	(1,503)
Cash dividends	-	-	(455)	-	(455)
Directors’ bonuses (Note)	-	-	(98)	-	(98)
Net income	-	-	8	-	8
Purchases of treasury stock	-	-	-	(0)	(0)
Sales of treasury stock	-	228	-	268	496
Decrease in affiliates accounted for under the equity method	-	-	228	-	228
Increase in consolidated subsidiaries	-	-	(24)	-	(24)
Net changes in items other than shareholders’ equity	-	-	-	-	-

Total changes for the year ended March 31, 2007	4,440	4,561	(1,844)	268	7,426

Balance as of March 31, 2007	¥16,289	¥20,081	¥47,196	¥(1,565)	¥82,002

	Valuation and Translation Adjustments
	Unrealized	Deferred	Foreign	Total	Issuance of
	Gains (Losses)	Losses on	Currency	Valuation and	Stock
	on Investment	Hedging	Translation	Translation	Acquisition	Minority	Total Net
	Securities	Instruments	Adjustments	Adjustments	Rights	Interest	Assets

	(In millions)
Balance as of March 31, 2006	¥5,097	¥-	¥150	¥5,248	¥-	¥2,407	¥82,232

Changes in items for the year ended March 31, 2007:
Stock issuance	-	-	-	-	-	-	8,774
Cash dividends (Note)	-	-	-	-	-	-	(1,503)
Cash dividends	-	-	-	-	-	-	(455)
Directors’ bonuses (Note)	-	-	-	-	-	-	(98)
Net income	-	-	-	-	-	-	8
Purchases of treasury stock	-	-	-	-	-	-	(0)
Sales of treasury stock	-	-	-	-	-	-	496
Decrease in affiliates accounted for under the equity method	-	-	-	-	-	-	228
Increase in consolidated subsidiaries	-	-	-	-	-	-	(24)
Net changes in items other than shareholders’ equity	(4,795)	(0)	210	(4,586)	114	1,561	(2,910)

Total changes for the year ended March 31, 2007	(4,795)	(0)	210	(4,586)	114	1,561	4,515

Balance as of March 31, 2007	¥302	¥(0)	¥360	¥662	¥114	¥3,968	¥86,747

Note: These are items of appropriation of earnings resolved at the Annual Shareholders’ Meeting held in June 2006.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
4)	Consolidated Statements of Cash Flows

			Year Ended
	Six Months Ended September 30,		March 31,
	2006	2007	2007

	Amount	Amount	Amount

	(In millions)
Operating Activities:
Income (losses) before income taxes and minority interest	¥526	¥(278)	¥2,754
Depreciation and amortization	917	1,103	1,954
Losses on impairment	-	45	143
Increase in allowance for loan losses	5,506	1,325	8,638
Increase in reserve for losses on excess interest repayments	3,575	4,300	4,362
Decrease in accrued retirement benefits for employees	(265)	-	(265)
Decrease in accrued bonuses for employees	(147)	(81)	(64)
Increase (decrease) in accrued bonuses for directors	38	(72)	81
Interest and dividends received	(120)	(1,564)	(881)
Interest expenses	1,898	3,100	4,435
Gains on sales of fixed assets	(0)	-	(2)
Losses on sales of fixed assets	-	1	-
Losses on disposal of fixed assets	11	13	54
Gains on sales of investment securities	(1,244)	(34)	(1,246)
Losses on sales of investment securities	-	2	105
Impairment of investment securities	305	752	1,128
Impairment of investment in affiliates	-	638	-
Charge-offs of loans receivable	5,509	7,075	11,365
Losses (gains) on change in equity interest	1	12	(220)
(Increase) decrease in interest receivable	(218)	109	(116)
(Decrease) increase in advanced interest received	(4)	30	(43)
Directors’ bonuses paid	(105)	-	(105)
Other	(4,614)	(351)	(2,534)

Sub-total	11,570	16,128	29,541

Proceeds from interest and dividends received	117	1,583	881
Interest paid	(1,817)	(2,970)	(4,184)
Income taxes paid	(6,111)	(3,785)	(8,118)

Sub-total	3,759	10,956	18,120

Loan originations	(147,581)	(110,854)	(300,667)
Proceeds from collections of loans receivable	117,366	138,590	249,441
Loans purchased	(7,233)	(12,786)	(19,579)
Proceeds from collections of purchased loans	5,779	3,518	12,871
Purchases of operational investment securities	-	(3,090)	-
(Increase) decrease in real estate for sale and real estate under construction for sale in the real estate business, net	(8,875)	3,664	(8,667)
Increase in real estate for sale in the servicing business, net	(8,380)	(408)	(11,845)
Purchases of assets held for leases	(1,465)	(988)	(2,929)
Increase in installment loans, net	(793)	(4,447)	(4,102)

Net cash (used in) provided by operating activities	(47,424)	24,154	(67,357)

(Continued)

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007

			Year Ended
	Six Months Ended September 30,		March 31,
	2006	2007	2007
	Amount	Amount	Amount

	(In millions)
(Continued)
Investing Activities:
Time deposits	(335)	(192)	(470)
Proceeds from withdrawal of time deposits	20	192	20
Purchases of tangible fixed assets	(163)	(100)	(1,997)
Proceeds from sales of tangible fixed assets	5	2	12
Purchases of intangible fixed assets	(128)	(130)	(342)
Purchases of investment securities	(7,379)	(1,495)	(7,798)
Proceeds from sales of investment securities	1,148	1,633	1,713
Proceeds from redemption of investment securities	1,225	2,058	3,595
Purchases of investment in affiliates	-	(8)	(2,730)
Proceeds from sales of investment in affiliates	718	-	740
Purchases of other investment in affiliates	-	(1,922)	(1,000)
Proceeds from redemption of other investment in affiliates	-	795	20
Proceeds from (payments for) capital contributions	1,766	-	844
Other	(113)	57	(1,155)

Net cash (used in) provided by investing activities	(3,234)	889	(8,547)

Financing Activities:
Deposits of restricted cash in banks	(682)	(1,486)	(3,482)
Proceeds from withdrawal of restricted cash in banks	1,662	1,088	4,784
Proceeds from short-term borrowings	122,200	35,817	271,975
Repayments of short-term borrowings	(91,911)	(72,310)	(242,367)
Proceeds from issuance of commercial paper	24,000	61,800	123,600
Repayments for redemption of commercial paper	(24,000)	(61,900)	(126,500)
Proceeds from long-term borrowings	34,555	39,550	65,169
Repayments of long-term borrowings	(30,237)	(45,471)	(70,631)
Proceeds from issuance of bonds	487	24,532	15,410
Repayments for redemption of bonds	(1,228)	(730)	(1,958)
Cash collateral for bond issuance	-	(1,850)	-
Increase in asset-backed securities	19,440	4,150	19,440
Decrease in asset-backed securities	(8,139)	(10,356)	(14,152)
Cash collateral from share lending agreement	2,000	-	5,100
Redemption of cash collateral from share lending agreement	(4,500)	(540)	(7,960)
Increase in long-term deposits	-	(369)	(385)
Decrease in long-term deposits	28	522	491
Proceeds from issuance of new shares	7,835	-	7,910
Proceeds from issuance of new shares by subsidiaries	782	391	1,543
Dividends paid	(1,487)	(5)	(1,939)
Proceeds from securitization of loans receivable	-	-	33,402
Proceeds from sales of bond	-	9,500	-
Dividends paid to minority interest	(110)	(112)	(211)
Purchases of treasury stock	(0)	(2,401)	(0)
Proceeds from sales of treasury stock	396	173	496
Other	8	6	(7)

Net cash provided by (used in) financing activities	51,099	(20,001)	79,728

Effect of exchange rate changes on cash and cash equivalents	(21)	60	212
Net increase in cash and cash equivalents	420	5,103	4,035
Cash and cash equivalents at beginning of period	21,105	27,625	21,105
Net increase in cash and cash equivalents at beginning of period from newly-consolidated subsidiaries	2,004	-	2,484

Cash and cash equivalents at end of period	¥23,530	¥32,728	¥27,625

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
5)	Significant Items Relating to the Preparation of Consolidated Financial Statements
(1)	Scope of Consolidation

All subsidiaries are consolidated as of the balance sheet date.

1.	Number of consolidated subsidiaries:	65 companies

2.	Names of consolidated subsidiaries:	Nissin Servicer Co., Ltd., NIS Securities Co., Ltd., Nissin Leasing (China) Co., Ltd.,
NIS Lease Co., Ltd., NIS Property Co., Ltd., NIS Real Estate Co., Ltd., Bird’s
Eye Technological Investment Corporation, Woodnote Corporation, Aprek Co., Ltd.,
NIS Construction Co., Ltd., and 55 other companies

3.	13 companies, including NI Strategic Partners Co., Ltd., became consolidated subsidiaries through new establishment and other reasons during the six months ended September 30, 2007.

4.	The Fund For The Creation Of New Japan Co., Ltd. and Nissin Insurance Co., Ltd. were excluded from the scope of consolidation. The Fund For The Creation Of New Japan was excluded because the Group no longer has control over it due to a refund of its investment in the Tokumei-kumiai, and Nissin Insurance was excluded because it was dissolved as a result of the merger with NIS Real Estate Co., Ltd. which is the surviving company.
(2)	Application of the Equity Method

1.	Number of affiliates accounted for under the equity method:	12 companies

2.	Names of affiliates accounted for under the equity method:	Nippon Real Estate Rating Services Co., Ltd., STRATEC K.K., SN Co., Ltd., CN Capital Co., Ltd., CN Two Co., Ltd., Araigumi Co., Ltd., and 6 other companies

3.	If the balance sheet date of an affiliate accounted for under the equity method is different from that of the consolidated financial statements, the consolidated financial statements are prepared by using such affiliate’s financial statements for the relevant accounting period with the exception of 3 companies, including CN Two Co., Ltd.

For 3 companies, including CN Two Co., Ltd., with a fiscal year end of May 31, the consolidated financial statements are prepared by using their provisional settlement of accounts as of August 31.

4.	2 companies became affiliates accounted for under the equity method during the six months ended September 30, 2007 due to capital contribution and new establishment by the Group.

5.	Nanotex Corporation is an affiliate of which the Group recognizes the voting rights more than 20% to less than 50%. However, the equity method is not applied to the company because the Group owns it in order to grow and nurture the company through investment, and the Group does not intend to exercise significant influence over the company through operations, personnel, funding and other transactions.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
(3)	Balance Sheet Dates of Consolidated Subsidiaries

The balance sheet dates of consolidated subsidiaries which are different from the consolidated balance sheet date are as follows:

Balance Sheet Date	Number of companies	Balance Sheet Date	Number of companies

December 31	31 companies	September 30	1 company
February 28	4 companies	October 31	1 company
May 31	1 company	November 30	1 company

June 30	2 companies

For 6 consolidated subsidiaries listed above with balance sheet dates which are different from the consolidated balance sheet date for more than three months, the consolidated financial statements are prepared by using their provisional settlement of accounts within three months from the consolidated balance sheet date. For the other 35 consolidated subsidiaries, the consolidated financial statements are prepared by using their financial statements for the relevant accounting periods.

However, significant transactions that occurred between the dates described above and the consolidated balance sheet date are adjusted.

(4)	Significant Accounting Policies
1.	Valuation and Computation of Assets
i.	Investment securities

Trading securities
Market value method
(Cost of securities sold is computed using the moving average method.)
Other securities:
Marketable securities
Market value is determined by the market price at the end of period.
(Marketable securities are carried at market value with unrealized gains and losses. The unrealized gains and losses, net of taxes, are reported as a separate component of “NET ASSETS.” Cost of securities sold is computed using the moving average method.)
Non-marketable securities
Cost method, cost being determined by the moving average method.
In addition, with respect to capital contributions to limited partnerships which operate as investment funds or similar organizations, the Group determines the valuation based on the Group’s interests in their asset value.
ii.	Derivatives

Market value method

iii.	Inventories

Real estate for sale and real estate under construction for sale in the real estate business
Specific identification method
2.	Depreciation and Amortization of Fixed Assets
i.	Tangible fixed assets

Tangible fixed assets are amortized using the declining balance method.
However, depreciation of buildings newly acquired on or after April 1, 1998, excluding building improvements, is computed using the straight-line method.

Depreciation of assets held for leases is computed using the straight-line method over the lease term with the estimated fair value of the leased property at the end of the lease term as residual value.
In addition, additional depreciation expense is charged to provide for disposal losses on assets held for leases that could occur due to uncollectible lease payments.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
(Changes in accounting policy)

Following the amendment of Japanese Corporation Tax Law, the Company and its domestic consolidated subsidiaries changed the depreciation method for tangible fixed assets acquired on or after April 1, 2007 in accordance with the amended Japanese Corporation Tax Law. The effect on the consolidated financial results is not significant.

The effect on segment information is described in the corresponding section.
(Additional information)

Following the amendment of Japanese Corporation Tax Law, with respect to tangible fixed assets acquired on or before March 31, 2007, the Company and its domestic consolidated subsidiaries now amortize the difference between the amount equivalent to 5% of the acquisition cost and memorandum price using the straight-line method over five years starting from the fiscal year after the residual value reaches 5% of acquisition cost, due to an adoption of the depreciation method in accordance with the amended Japanese Corporation Tax Law, and the amortized amount is included in depreciation expense. The effect on the consolidated financial results is not significant.

The effect on segment information is described in the corresponding section.
ii.	Intangible fixed assets

Internal-use software costs are amortized using the straight-line method over five years, which is the estimated useful life.

iii.	Long-term prepaid expenses

Long-term prepaid expenses are amortized using the straight-line method.
3.	Allowance for Loan Losses and Accrued Expenses
i.	Allowance for loan losses

Allowance for loan losses is maintained at a level that is adequate to provide for the estimated amount of loan losses. It is calculated by applying a percentage derived from past collection experience with respect to general loans, and by individually estimating uncollectible amounts with respect to certain doubtful loans.

ii.	Accrued bonuses for employees

Accrued bonuses for employees are provided for the payment of employees’ bonuses based on estimated amounts of future payments attributable to the corresponding period.

iii.	Accrued bonuses for directors

Accrued bonuses for directors are provided for the payment of directors’ bonuses based on estimated amounts of future payments attributable to the corresponding period.

iv.	Reserve for guarantee losses

Reserve for guarantee losses is maintained at a level that is adequate to provide for estimated probable guarantee losses as of September 30, 2007.

v.	Reserve for losses on excess interest repayments

Reserve for losses on excess interest repayments are provided, in order to prepare for estimated probable refund claims from borrowers for repayments of excess interest, at an amount based on a reasonable estimation taking into account past experience and current conditions.

In addition, ¥4,959 million is included in allowance for loan losses as of September 30, 2007, in order to prepare for refund claims from borrowers for repayments of interest in excess of the prescribed rate stipulated by the Interest Rate Restriction Law.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
vi.	Accrued retirement benefits for directors

Accrued retirement benefits of the Group’s directors are provided at the amount which would have been required if all directors had terminated their services as of the balance sheet date. These amounts are determined in accordance with the Group’s internal rules.

vii.	Reserve for securities transactions

The amount of reserve for securities transactions is computed in accordance with the Financial Instruments and Exchange Law, Regulation 46-5 and its supplementary provision No. 40, and the “Cabinet Office Ordinance Concerning Financial Instruments Businesses,” Ordinance No. 175, in order to provide for losses on securities transactions in a consolidated subsidiary’s securities business operations.
In addition, certain information of “Significant Items Relating to the Preparation of Consolidated Financial Statements” other than those above is omitted, since there is no significant change from the most recent semi-annual financial report (“Hanki-Houkokusho”) filed on December 12, 2006.

6)	Changes in Significant Items Relating to the Preparation of Consolidated Financial Statements
1.	Changes in Accounting Treatments

(Accounting Treatment and Presentation for Bond Issuance Costs)
With respect to bond issuance costs, the entire amount had been previously treated as “Other Expenses” as incurred. However, the Group changed its treatment to amortize such costs using the straight-line method over the redemption period beginning from the six months ended September 30, 2007, in order to present appropriate periodic profits and losses by taking into consideration an expected increase in the size of future fund procurement through bond issuances and the related increase in the significance of bond issuance costs in connection with the issuance of U.S. Dollar-denominated Unsecured Straight Bonds during the six months ended September 30, 2007. In addition, the Group recorded the amortized amount as financial costs in “Operating Expenses” in order to ensure consistency with the treatment of interest expense on bonds.
As a result of this change, compared with the results under the previous treatment, “Operating Expenses” increased by ¥29 million, and “Net Operating Revenues” and “Operating Income” decreased by the same amount, respectively, while “Ordinary Income” increased by ¥411 million and “Losses before Income Taxes and Minority Interest” decreased by the same amount.
The effect on segment information is described in the corresponding section.
2.	Changes in Presentation
(Consolidated Statements of Operations)
“Bond issuance costs” and “Syndicated loan borrowing costs,” both of which had been presented as a separate item for the six months ended September 30, 2006, were included in “Other” in “Other Expenses” beginning from the six months ended September 30, 2007, as these amounts became insignificant for financial reporting purposes.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
7)	Notes to Consolidated Financial Statements

Segment Information

1. Business Segment Information
Business segment information for the six months ended September 30, 2006 is as follows:

	Six Months Ended September 30, 2006
	Integrated
	Financial	Servicing	Real Estate	Other
	Services	Business	Business	Businesses	Total	Eliminations	Consolidated

	(In millions)
Operating revenues:
(1) Operating revenues from third parties	¥23,051	¥12,040	¥2,662	¥108	¥37,862	¥-	¥37,862
(2) Operating revenues from inter-segment sales or transfers	72	33	44	17	168	(168)	-

Total operating revenues	23,124	12,073	2,706	125	38,030	(168)	37,862

Operating expenses	21,097	8,822	2,273	309	32,502	(992)	31,510

Operating income (losses)	¥2,026	¥3,251	¥433	¥(183)	¥5,528	¥823	¥6,351

Business segment information for the six months ended September 30, 2007 is as follows:

	Six Months Ended September 30, 2007
	Integrated
	Financial	Servicing	Real Estate	Other
	Services	Business	Business	Businesses	Total	Eliminations	Consolidated

	(In millions)
Operating revenues:
(1) Operating revenues from third parties	¥20,912	¥10,924	¥19,018	¥830	¥51,686	¥-	¥51,686
(2) Operating revenues from inter-segment sales or transfers	836	8,991	-	52	9,880	(9,880)	-

Total operating revenues	21,749	19,916	19,018	882	61,566	(9,880)	51,686

Operating expenses	27,390	14,847	15,222	997	58,458	(8,624)	49,833

Operating (losses) income	¥(5,641)	¥5,069	¥3,795	¥(114)	¥3,108	¥(1,255)	¥1,853

Business segment information for the year ended March 31, 2007 is as follows:

	Year Ended March 31, 2007
	Integrated
	Financial	Servicing	Real Estate	Other
	Services	Business	Business	Businesses	Total	Eliminations	Consolidated

	(In millions)
Operating revenues:
(1) Operating revenues from third parties	¥46,144	¥31,754	¥10,008	¥245	¥88,152	¥-	¥88,152
(2) Operating revenues from inter-segment sales or transfers	195	72	30	62	360	(360)	-

Total operating revenues	46,340	31,827	10,038	307	88,513	(360)	88,152

Operating expenses	45,590	25,641	6,957	712	78,901	(1,184)	77,717

Operating income (losses)	¥749	¥6,185	¥3,081	¥(404)	¥9,611	¥823	¥10,435

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007

Notes:	1.	Classification of business segments
		Business segments are classified by taking into consideration similarities in the type and nature of businesses and operating transactions.

	2.	Main descriptions of each business segment

(1) Integrated Financial Services:	Provider of loan products to consumers, SMEs and their owners
Provider of leases, etc.
Provider of guarantee services
Securities business
(2) Servicing Business:	Management, collection, acquisition, and investment in specific money claims
(3) Real Estate Business:	Real estate transaction
Real estate development
Asset management
(4) Other Businesses:	SME support services
Agent for life or non-life insurance companies, etc.
3.	As discussed in “Significant Items Relating to the Preparation of Consolidated Financial Statements,” following the amendment of Japanese Corporation Tax Law, the Company and its domestic consolidated subsidiaries changed the depreciation method for tangible fixed assets acquired on or after April 1, 2007 in accordance with the amended Japanese Corporation Tax Law, beginning with the six months ended September 30, 2007.
The effect on business segments is not significant.
(Additional information)

As discussed in “Significant Items Relating to the Preparation of Consolidated Financial Statements,” following the amendment of Japanese Corporation Tax Law, with respect to tangible fixed assets acquired on or before March 31, 2007, the Company and its domestic consolidated subsidiaries now amortize the difference between the amount equivalent to 5% of the acquisition cost and memorandum price using the straight-line method over five years starting from the fiscal year after the residual value reaches 5% of acquisition cost, due to an adoption of the depreciation method in accordance with the amended Japanese Corporation Tax Law, and the amortized amount is included in depreciation expense. The effect on business segments is not significant.

4.	As discussed in “Changes in Significant Items Relating to the Preparation of Consolidated Financial Statements,” with respect to bond issuance costs, the entire amount had been previously treated as “Other Expenses” as incurred. However, the Group changed its treatment to amortize such costs using the straight-line method over the redemption period beginning with the six months ended September 30, 2007, in order to present appropriate periodic profits and losses by taking into consideration an expected increase in the size of future fund procurement through bond issuances and the related increase in the significance of bond issuance costs in connection with the issuance of U.S. Dollar-denominated Unsecured Straight Bonds during the six months ended September 30, 2007. In addition, the Group recorded the amortized amount as financial costs in “Operating Expenses” in order to ensure consistency with the treatment of interest expenses on bonds.
As a result, compared with the results under the previous treatment, “Operating Expenses” increased by ¥29 million and “Operating Income” decreased by the same amount in “Integrated Financial Services.”

2.	Geographical Segment Information

Geographical segment information is omitted for the six months ended September 30, 2006 and 2007, and the year ended March 31, 2007, as domestic operating revenues accounted for more than 90% of the total operating revenues during the corresponding periods.

3.	Overseas Operating Revenues

Overseas operating revenues information is omitted for the six months ended September 30, 2006 and 2007, and the year ended March 31, 2007, as overseas operating revenues accounted for less than 10% of the total operating revenues during the corresponding periods.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
Per Share Data

	Six Months Ended September 30,				Year Ended March 31,
	2006		2007		2007

	(In yen)
Consolidated:
Net assets per share	¥28.81		¥536.26		¥29.01
Net (losses) income per share:
Basic	(0.16)		(13.84)		0.00
Diluted	-	(1)	-	(1)	0.00

Notes:	1.	Diluted net income per share is not presented because of net losses.

	2.	The basis for calculation of the amounts presented above:
(1)	Net assets per share

	September 30,		March 31,
	2006	2007	2007

	(In millions)
Net assets	¥85,548	¥79,961	¥86,747
Net assets attributable to common stock	82,048	74,880	82,664
Differences between net assets and net assets attributable to common stock:
Stock acquisition rights	120	107	114
Minority interest	3,379	4,973	3,968

	September 30,		March 31,
	2006	2007	2007

	(Thousand shares)
Number of issued shares	2,917,887	145,894	2,917,887
Number of treasury stock	70,227	6,259	68,348
Number of shares for the calculation of net assets per share	2,847,659	139,634	2,849,538

(2) Basic and diluted net income per share

	Six Months Ended September 30,		Year Ended March 31,
	2006	2007	2007

	(In millions)
Net (losses) income	¥(452)	¥(1,959)	¥8
Net (losses) income attributable to common stock	(452)	(1,959)	8
Amounts not attributable to common shareholders	-	-	-
Adjustments to net income for the calculation of diluted net income per share:
Losses on change in equity interest due to exercise of stock acquisition rights of subsidiaries	-	-	(6)

	Six Months Ended September 30,		Year Ended March 31,
	2006	2007	2007

	(Thousand shares)
Weighted-average number of outstanding shares	2,792,278	141,610	2,818,487
Shares with dilutive effect:
Stock acquisition rights	-	-	11,451

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
In addition, shares without dilutive effect which are not reflected in the calculation of diluted net income per share for the six months ended September 30, 2006 and 2007, and the year ended March 31, 2007 are as follows:

	Six Months Ended September 30,				Year Ended March 31,
	2006		2007		2007

Type	Stock acquisition rights		Stock acquisition rights		Stock acquisition rights
Special resolution date	June 22, 2004	June 22, 2005	June 22, 2004	June 22, 2005	June 22, 2005
Number of stock acquisition rights	30,077 units	25,990 units	3,696 units	23,340 units	3,950 units

3.	Stock splits and reverse stock split

(April 1, 2006 ~ September 30, 2006)

On each of November 18, 2005 and April 1, 2006, the Company completed a 2-for-1 stock split. If such stock splits are deemed to have occurred on April 1, 2005, the retroactively adjusted per share data for the six months ended September 30, 2005 and the year ended March 31, 2006 is as follows:

	Six Months Ended September 30,	Year Ended March 31,
	2005	2006

	(In yen)
Net assets per share	¥26.39	¥29.18
Net income per share:
Basic	1.99	3.46
Diluted	1.83	3.25

(April 1, 2007 ~ September 30, 2007)
On August 31, 2007, the Company completed a 1-for-20 reverse stock split. If the reverse stock split is deemed to have occurred on April 1, 2006, the retroactively adjusted per share data for the six months ended September 30, 2006 and the year ended March 31, 2007 is as follows:

	Six Months Ended September 30,	Year Ended March 31,
	2006	2007

	(In yen)
Net assets per share	¥576.20	¥580.20
Net income per share:
Basic	3.20	0.06
Diluted	-	0.01

Note: Diluted net income per share was not presented because of net losses for the six months ended September 30, 2006.
(April 1, 2006 ~ March 31, 2007)
On April 1, 2006, the Company completed a 2-for-1 stock split. If the stock split is deemed to have occurred on April 1, 2005, the retroactively adjusted per share data for the year ended March 31, 2006 is as follows:

Year Ended March 31, 2006

(In yen)
Net assets per share	¥29.18
Net income per share:
Basic	3.46
Diluted	3.25

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
Significant Subsequent Events
(April 1, 2006 ~ September 30, 2006)
None
(April 1, 2007 ~ September 30, 2007)
1.	On November 6, 2007, the Board of Directors approved the integration of loan offices as a part of the Company’s management reform program as follows:

1) Detail for integration of loan offices

Offices subject to integration	Offices after integration

Shinjuku Branch Office
Tachikawa Branch Office
Yokohama Branch Office
Saitama Branch Office	Tokyo Sales Department
Chiba Branch Office
Ikebukuro Branch Office
Mito Branch Office

Shizuoka Branch Office	Nagoya Sales Department

Kyoto Branch Office	Osaka Sales Department
Kobe Branch Office

Matsuyama Branch Office	Hiroshima Branch Office

Tokyo Loan Center	Customer Center
Osaka Loan Center

Shinjuku Loan Center	Affiliated Loan Center

Western Japan Research Department	Eastern Japan Research Department

2) Integration of loan offices will be completed by the end of December, 2007.

In addition, ¥65 million of estimated penalty for cancellation of real estate lease contracts will be incurred as special losses as a result of this integration.

2.	On November 6, 2007, the Board of Directors approved a voluntary retirement program as a part of the Company’s management reform program as follows:

1) Eligible employees	Employees with 2 or more years of service
2) Expected number of applicants	250 employees
3) Application period	November 15, 2007 to December 14, 2007
4) Date of retirement	January 31, 2008
5) Preferential treatment	The Company will provide a special bonus based on certain criteria

In addition, ¥2,000 million of estimated special retirement bonuses will be incurred as special losses as a result of implementation of this voluntary retirement program.
(April 1, 2006 ~ March 31, 2007)
1.	On May 29, 2007, the Board of Directors approved an issuance of “NIS GROUP CO., LTD., U.S. Dollar-denominated Unsecured Straight Bonds” and, consequently, issued on June 20, 2007 as follows:

1) Total amount of issue	200 million U.S. dollars
2) Issue price	100% of par value
3) Stock payment date	June 20, 2007
4) Maturity	June 20, 2012
5) Interest rate	8.06% per annum
6) Use of proceeds	General corporate purposes and refinancing

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
2.	On June 23, 2007, the Annual Shareholders’ Meeting approved a reverse stock split as follows:

1)	Reverse stock split method		1-for-20 reverse stock split, and the number of outstanding shares of the Company’s common stock is to be reduced from 2,917,887,012 to 145,894,350.
2)	Reverse stock split schedule:
	i)	Last date for submission of share certificate	August 31, 2007
		Share certificates submission period	From July 31, 2007 to August 31, 2007
	ii)	Effective date	August 31, 2007

If the reverse stock split is deemed to have occurred on April 1, 2005, the retroactively adjusted per share data for the years ended March 31, 2006 and 2007 is as follows:

	Year Ended March 31,
	2006	2007

	(In yen)
Net assets per share	¥583.48	¥580.20
Net income per share:
Basic	69.14	0.06
Diluted	64.99	0.01

3.	On June 23, 2007, the Board of Directors approved repurchases of shares of the Company’s common stock pursuant to the Corporate Law as follows:

1)	Reason for Repurchases		The Company decided to repurchase shares of its common stock in order to improve its capital efficiency and to expeditiously implement its capital policies in the future.
2)	Outline of Repurchases:
	i)	Class of shares to be repurchased	Common stock
	ii)	Total number of shares to be repurchased	Up to 60,000,000 shares
	iii)	Aggregate amount of repurchases	Up to 3 billion yen
	iv)	Period for repurchases	1 year from June 25, 2007
	v)	Acquisition Method	Ordinary market transactions on the Tokyo Stock Exchange

Omission of Disclosure
Information on lease transactions, investment securities, derivative transactions and business combination is omitted at this time, since the necessity to disclose such information on the condensed statements of financial results for the six months ended September 30, 2007 is not considered high.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
5.	NON-CONSOLIDATED FINANCIAL STATEMENTS

1)	Non-consolidated Balance Sheets

	September 30,				March 31,
	2006		2007		2007
		Percentage of		Percentage of		Percentage of
	Amount	Total Assets	Amount	Total Assets	Amount	Total Assets

	(In millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥13,204		¥17,428		¥12,465
Notes receivable	186		149		165
Loans receivable	230,068		166,895		194,824
Loans to affiliates	-		16,850		17,900
Other	17,867		34,293		21,794
Allowance for loan losses	(10,499)		(10,214)		(10,168)

Total Current Assets	250,827	76.0%	225,402	71.8%	236,982	72.3%

Fixed Assets:
Tangible fixed assets:
Land	355		355		355
Other	704		772		794

Total tangible fixed assets	1,060		1,128		1,150

Intangible fixed assets	1,850		1,625		1,774

Investments and other assets:
Investment securities	22,881		20,147		24,353
Loans to affiliates	34,808		29,862		37,833
Other	23,913		44,150		32,747
Allowance for loan losses	(5,493)		(7,221)		(6,949)
Allowance for investment losses	-		(1,446)		-

Total investments and other assets	76,110		85,491		87,984

Total Fixed Assets	79,020	24.0	88,245	28.1	90,909	27.7

Deferred Assets:
Deferred bond issuance costs	-		411		-

Total Deferred Assets	-	-	411	0.1	-	-

Total Assets	¥329,847	100.0%	¥314,059	100.0%	¥327,891	100.0%

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007

	September 30,				March 31,
	2006		2007		2007
		Percentage of		Percentage of		Percentage of
		Total Liabilities		Total Liabilities		Total Liabilities
	Amount	and Net Assets	Amount	and Net Assets	Amount	and Net Assets

	(In millions except percentages)

LIABILITIES:
Current Liabilities:
Short-term borrowings	¥45,075		¥13,017		¥47,984
Current portion of long-term borrowings	56,359		59,088		62,984
Current portion of bonds	1,300		25,300		8,300
Commercial paper	30,000		27,000		27,100
Accrued income taxes	825		1,299		715
Accrued bonuses for employees	456		474		520
Accrued bonuses for directors	32		-		53
Reserve for guarantee losses	743		1,037		970
Other	3,415		3,376		3,437

Total Current Liabilities	138,206	41.9%	130,594	41.6%	152,064	46.4%

Long-term Liabilities:
Bonds	25,550		39,730		32,900
Long-term borrowings	52,058		37,110		32,156
Asset-backed securities	32,970		20,750		26,957
Obligation from the bond buy-back agreement	-		9,500		-
Accrued retirement benefits for directors	328		324		328
Reserve for losses on excess interest repayments	4,000		8,630		4,600
Other	67		172		65

Total Long-term Liabilities	114,973	34.9	116,218	37.0	97,007	29.6

Total Liabilities	253,180	76.8	246,812	78.6	249,071	76.0

NET ASSETS:
Shareholders’ Equity:
Common stock	16,289	4.9	16,289	5.2	16,289	5.0
Additional paid-in capital:
General	18,586		18,586		18,586
Other	1,437		1,593		1,494

Total additional paid-in capital	20,024	6.1	20,180	6.4	20,081	6.1
Retained earnings:
Legal reserve	400		400		400
Other:
Dividend reserves	1,000		1,000		1,000
Special reserve	41,300		41,300		41,300
Unappropriated retained earnings	224		(4,480)		1,375

Total retained earnings	42,925	13.0	38,220	12.1	44,075	13.4
Treasury stock	(1,607)	(0.5)	(3,886)	(1.2)	(1,565)	(0.5)

Total Shareholders’ Equity	77,630	23.5	70,803	22.5	78,881	24.0

Valuation and Translation Adjustments:
Unrealized losses on investment securities	(963)		(3,556)		(61)

Total Valuation and Translation Adjustments	(963)	(0.3)	(3,556)	(1.1)	(61)	(0.0)

Total Net Assets	76,667	23.2	67,246	21.4	78,820	24.0

Total Liabilities and Net Assets	¥329,847	100.0%	¥314,059	100.0%	¥327,891	100.0%

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
2)	Non-consolidated Statements of Operations

	Six Months Ended September 30,				Year Ended March 31,
	2006		2007		2007
		Percentage of		Percentage of		Percentage of
		Total Operating		Total Operating		Total Operating
	Amount	Revenues	Amount	Revenues	Amount	Revenues

	(In millions except percentages)
Operating Revenues:
Interest income from notes and loans receivable	¥14,895		¥11,253		¥28,372
Other financial income	7		1,578		700
Other operating income	3,606		3,500		7,550

Total Operating Revenues	18,509	100.0%	16,332	100.0%	36,622	100.0%
Operating Expenses:
Financial costs	1,490		2,418		3,360
Other operating expenses	311		240		635

Total Operating Expenses	1,802	9.7	2,658	16.3	3,996	10.9

Net Operating Revenues	16,706	90.3	13,673	83.7	32,626	89.1
Selling, General and Administrative Expenses	14,458	78.1	19,447	119.1	30,729	83.9

Operating Income	2,247	12.2	(5,774)	(35.4)	1,896	5.2

Other Income	1,081	5.8	2,375	14.6	3,853	10.5
Other Expenses	290	1.6	387	2.4	802	2.2

Ordinary Income	3,039	16.4	(3,785)	(23.2)	4,947	13.5

Special Gains	1,723	9.3	34	0.2	1,943	5.3
Special Losses	7,232	39.0	4,140	25.3	8,148	22.2

Losses before Income Taxes	(2,469)	(13.3)	(7,891)	(48.3)	(1,257)	(3.4)

Income Taxes:
Current	888		1,430		1,736
Deferred	(1,816)		(3,466)		(3,059)

Total Income Taxes	(928)	(5.0)	(2,036)	(12.4)	(1,322)	(3.6)

Net (Losses) Income	¥(1,541)	(8.3)%	¥(5,855)	(35.9)%	¥64	0.2%

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
3)	Non-consolidated Statement of Changes in Net Assets

(April 1, 2006 ~ September 30, 2006)

	Shareholders’ Equity
		Additional Paid-in Capital
				Total Additional
	Common Stock	General	Other	Paid-in Capital

	(In millions)
Balance as of March 31, 2006	¥11,848	¥14,253	¥1,266	¥15,519

Changes in items for the six months ended September 30, 2006:
Stock issuance	4,440	4,333	-	4,333
Cash dividends (Note)	-	-	-	-
Directors’ bonuses (Note)	-	-	-	-
Funding special reserve (Note)	-	-	-	-
Net losses	-	-	-	-
Purchases of treasury stock	-	-	-	-
Sales of treasury stock	-	-	170	170
Net changes in items other than shareholders’ equity	-	-	-	-

Total changes for the six months ended September 30, 2006	4,440	4,333	170	4,504

Balance as of September 30, 2006	¥16,289	¥18,586	¥1,437	¥20,024

	Shareholders’ Equity
	Retained Earnings
		Other
				Unappropriated	Total		Total
	Legal	Dividend	Special	Retained	Retained	Treasury	Shareholders'
	Reserve	Reserves	Reserve	Earnings	Earnings	Stock	Equity

	(In millions)
Balance as of March 31, 2006	¥400	¥1,000	¥37,900	¥6,742	¥46,043	¥(1,833)	¥71,579

Changes in items for the six months ended September 30, 2006:
Stock issuance	-	-	-	-	-	-	8,774
Cash dividends (Note)	-	-	-	(1,503)	(1,503)	-	(1,503)
Directors’ bonuses (Note)	-	-	-	(74)	(74)	-	(74)
Funding special reserve (Note)	-	-	3,400	(3,400)	-	-	-
Net losses	-	-	-	(1,541)	(1,541)	-	(1,541)
Purchases of treasury stock	-	-	-	-	-	(0)	(0)
Sales of treasury stock	-	-	-	-	-	225	396
Net changes in items other than shareholders’ equity	-	-	-	-	-	-	-

Total changes for the six months ended September 30, 2006	-	-	3,400	(6,518)	(3,118)	225	6,051

Balance as of September 30, 2006	¥400	¥1,000	¥41,300	¥224	¥42,925	¥(1,607)	¥77,630

	Valuation and Translation Adjustments
	Unrealized Gains (Losses)	Total Valuation and
	on Investment Securities	Translation Adjustments	Total Net Assets

	(In millions)
Balance as of March 31, 2006	¥3,173	¥3,173	¥74,752

Changes in items for the six months ended September 30, 2006:
Stock issuance	-	-	8,774
Cash dividends (Note)	-	-	(1,503)
Directors’ bonuses (Note)	-	-	(74)
Funding special reserve (Note)	-	-	-
Net losses	-	-	(1,541)
Purchases of treasury stock	-	-	(0)
Sales of treasury stock	-	-	396
Net changes in items other than shareholders’ equity	(4,136)	(4,136)	(4,136)

Total changes for the six months ended September 30, 2006	(4,136)	(4,136)	1,914

Balance as of September 30, 2006	¥(963)	¥(963)	¥76,667

Note: These are items of appropriation of earnings resolved at the Annual Shareholders’ Meeting held in June 2006.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
(April 1, 2007 ~ September 30, 2007)

	Shareholders’ Equity
		Additional Paid-in Capital
				Total Additional
	Common Stock	General	Other	Paid-in Capital

	(In millions)
Balance as of March 31, 2007	¥16,289	¥18,586	¥1,494	¥20,081

Changes in items for the six months ended September 30, 2007:
Net losses	-	-	-	-
Purchases of treasury stock	-	-	-	-
Sales of treasury stock	-	-	98	98
Net changes in items other than shareholders’ equity	-	-	-	-

Total changes for the six months ended September 30, 2007	-	-	98	98

Balance as of September 30, 2007	¥16,289	¥18,586	¥1,593	¥20,180

	Shareholders’ Equity
	Retained Earnings
		Other
				Unappropriated	Total		Total
	Legal	Dividend	Special	Retained	Retained	Treasury	Shareholders’
	Reserve	Reserves	Reserve	Earnings	Earnings	Stock	Equity

	(In millions)
Balance as of March 31, 2007	¥400	¥1,000	¥41,300	¥1,375	¥44,075	¥(1,565)	¥78,881

Changes in items for the six months ended September 30, 2007:
Net losses	-	-	-	(5,855)	(5,855)	-	(5,855)
Purchases of treasury stock	-	-	-	-	-	(2,396)	(2,396)
Sales of treasury stock	-	-	-	-	-	74	173
Net changes in items other than shareholders’ equity	-	-	-	-	-	-	-

Total changes for the six months ended September 30, 2007	-	-	-	(5,855)	(5,855)	(2,321)	(8,077)

Balance as of September 30, 2007	¥400	¥1,000	¥41,300	¥(4,480)	¥38,220	¥(3,886)	¥70,803

	Valuation and Translation Adjustments
	Unrealized Losses on	Total Valuation and
	Investment Securities	Translation Adjustments	Total Net Assets

	(In millions)
Balance as of March 31, 2007	¥(61)	¥(61)	¥78,820

Changes in items for the six months ended September 30, 2007:
Net losses	-	-	(5,855)
Purchases of treasury stock	-	-	(2,396)
Sales of treasury stock	-	-	173
Net changes in items other than shareholders’ equity	(3,495)	(3,495)	(3,495)

Total changes for the six months ended September 30, 2007	(3,495)	(3,495)	(11,573)

Balance as of September 30, 2007	¥(3,556)	¥(3,556)	¥67,246

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended September 30, 2007
(April 1, 2006 ~ March 31, 2007)

	Shareholders’ Equity
		Additional Paid-in Capital
				Total Additional
	Common Stock	General	Other	Paid-in Capital

	(In millions)
Balance as of March 31, 2006	¥11,848	¥14,253	¥1,266	¥15,519

Changes in items for the year ended March 31, 2007:
Stock issuance	4,440	4,333	-	4,333
Cash dividends (Note)	-	-	-	-
Cash dividends	-	-	-	-
Directors’ bonuses (Note)	-	-	-	-
Funding special reserve (Note)	-	-	-	-
Net income	-	-	-	-
Purchases of treasury stock	-	-	-	-
Sales of treasury stock	-	-	228	228
Net changes in items other than shareholders’ equity	-	-	-	-

Total changes for the year ended March 31, 2007	4,440	4,333	228	4,561

Balance as of March 31, 2007	¥16,289	¥18,586	¥1,494	¥20,081

	Shareholders’ Equity
	Retained Earnings
		Other
				Unappropriated	Total		Total
	Legal	Dividend	Special	Retained	Retained	Treasury	Shareholders’
	Reserve	Reserves	Reserve	Earnings	Earnings	Stock	Equity

	(In millions)
Balance as of March 31, 2006	¥400	¥1,000	¥37,900	¥6,742	¥46,043	¥(1,833)	¥71,579

Changes in items for the year ended March 31, 2007:
Stock issuance	-	-	-	-	-	-	8,774
Cash dividends (Note)	-	-	-	(1,503)	(1,503)	-	(1,503)
Cash dividends	-	-	-	(455)	(455)	-	(455)
Directors’ bonuses (Note)	-	-	-	(74)	(74)	-	(74)
Funding special reserve (Note)	-	-	3,400	(3,400)	-	-	-
Net income	-	-	-	64	64	-	64
Purchases of treasury stock	-	-	-	-	-	(0)	(0)
Sales of treasury stock	-	-	-	-	-	268	496
Net changes in items other than shareholders’ equity	-	-	-	-	-	-	-

Total changes for the year ended March 31, 2007	-	-	3,400	(5,367)	(1,967)	268	7,302

Balance as of March 31, 2007	¥400	¥1,000	¥41,300	¥1,375	¥44,075	¥(1,565)	¥78,881

Note: These are items of appropriation of earnings resolved at the Annual Shareholders’ Meeting held in June 2006.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007

	Valuation and Translation Adjustments
	Unrealized Gains (Losses)	Total Valuation and
	on Investment Securities	Translation Adjustments	Total Net Assets

	(In millions)
Balance as of March 31, 2006	¥3,173	¥3,173	¥74,752

Changes in items for the year ended March 31, 2007:
Stock issuance	-	-	8,774
Cash dividends (Note)	-	-	(1,503)
Cash dividends	-	-	(455)
Directors’ bonuses (Note)	-	-	(74)
Funding special reserve (Note)	-	-	-
Net income	-	-	64
Purchases of treasury stock	-	-	(0)
Sales of treasury stock	-	-	496
Net changes in items other than shareholders’ equity	(3,235)	(3,235)	(3,235)

Total changes for the year ended March 31, 2007	(3,235)	(3,235)	4,067

Balance as of March 31, 2007	¥(61)	¥(61)	¥78,820

Note: These are items of appropriation of earnings resolved at the Annual Shareholders’ Meeting held in June 2006.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended March 31, 2007
6.	OTHER

Consolidated Operating Results
1)	Operating Revenues by Business Segment

	Six Months Ended September 30,				Year Ended March 31,
	2006		2007		2007
		Percentage		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	of Total

	(In millions except percentages)
Integrated Financial Services:
Interest income from notes and loans receivable:
Secured loans	¥3,339	8.7%	¥3,390	6.6%	¥7,156	8.1%
SME loans	8,641	22.8	6,375	12.3	16,379	18.6
Discount notes	105	0.3	78	0.1	209	0.2
Consumer loans	3,959	10.5	2,664	5.2	7,260	8.3

Total	16,046	42.3	12,508	24.2	31,005	35.2

Fees received	1,951	5.2	1,453	2.8	4,068	4.6
Guarantee fees received	878	2.3	1,029	2.0	1,880	2.1
Revenue from leases and installment loans	2,940	7.8	2,931	5.7	5,897	6.7
Other	1,234	3.3	2,989	5.8	3,292	3.7

Total	7,005	18.6	8,404	16.3	15,139	17.1

Sub-total	23,051	60.9	20,912	40.5	46,144	52.3

Servicing Business:
Revenue from purchased loans	8,613	22.7	6,085	11.8	18,856	21.4
Revenue from sales of real estate	2,292	6.1	3,520	6.8	10,678	12.1
Other	1,134	3.0	1,318	2.5	2,219	2.5

Sub-total	12,040	31.8	10,924	21.1	31,754	36.0

Real Estate Business:
Revenue from sales of real estate	2,100	5.5	18,072	35.0	8,691	9.9
Other	561	1.5	945	1.8	1,316	1.5

Sub-total	2,662	7.0	19,018	36.8	10,008	11.4

Other Businesses:
Other	108	0.3	830	1.6	245	0.3

Total	¥37,862	100.0%	¥51,686	100.0%	¥88,152	100.0%

Notes:	1.	Business segments presented above are identical to the business segments presented in “Segment Information.”
	2.	Consumption taxes are excluded from the amounts presented above.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Six Months Ended March 31, 2007
2)	Operating Assets by Business Segment

	September 30,				March 31,
	2006		2007		2007
		Percentage		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	of Total

	(In millions except percentages)
Integrated Financial Services:
Notes and loans receivable:
Secured loans	¥123,302	37.6%	¥86,094	30.6%	¥102,623	33.4%
SME loans	84,850	25.9	63,025	22.4	75,671	24.7
Discount notes	1,615	0.5	920	0.3	1,772	0.6
Consumer loans	37,896	11.5	28,087	10.0	33,444	10.9

Total	247,665	75.5	178,127	63.3	213,512	69.6

Assets held for finance leases, of which ownership is non-transferable:
Machinery	282	0.1	272	0.1	292	0.1
Equipment	2,597	0.8	2,501	0.9	2,685	0.8
Software	418	0.1	499	0.2	477	0.2
Other	47	0.0	35	0.0	41	0.0

Total	3,346	1.0	3,308	1.2	3,497	1.1

Assets held for operating leases	1,842	0.6	2,141	0.8	2,094	0.7
Installment loans	5,791	1.8	12,797	4.5	8,186	2.7
Other	2,765	0.8	2,306	0.8	1,884	0.6

Sub-total	261,412	79.7	198,681	70.6	229,175	74.7

Servicing Business:
Purchased loans receivable	25,144	7.7	34,846	12.3	31,565	10.3
Real estate for sale	14,519	4.4	19,577	7.0	19,439	6.3

Sub-total	39,664	12.1	54,424	19.3	51,004	16.6

Real Estate Business:
Real estate for sale and real estate under construction for sale	27,058	8.2	28,350	10.1	26,598	8.7

Sub-total	27,058	8.2	28,350	10.1	26,598	8.7

Total	¥328,135	100.0%	¥281,456	100.0%	¥306,779	100.0%

Notes:	1.	Installment loans represent the amount of the total installment loans less the amount of unearned revenue from installment loans.
	2.	In addition to those presented above, the amount of loans and accounts receivable of other companies that the Group guarantees in connection with the credit guarantee business in the integrated financial services segment is as follows:

	September 30,		March 31,
	2006	2007	2007
	Amount	Amount	Amount

	(In millions)
Guaranteed loans and accounts receivable	¥17,481	¥17,907	¥17,398

Note: Guaranteed loans and accounts receivable presented above are the amount after deduction of reserve for guarantee losses.